Exhibit (h)(8)(i)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each Of The Entities Listed On Exhibit A

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 17th day of September, 2007, between Hansberger International Series (f.k.a. Hansberger Institutional Series) and each of its portfolios listed on exhibit A (collectively, the “Fund”) to the Transfer Agency and Service Agreement dated September 12, 2005 between the Fund and Boston Financial Data Services, Inc. (the “Transfer Agent”) (the “Agreement”). In accordance with Section 15.1_ (Amendment) of the Agreement the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Name change. The parties hereby amend the Agreement to reflect the name change of Hansberger Institutional Series to Hansberger International Series and in each instance in the Agreement where the words “Hansberger Institutional Series” appear shall now be deemed to be “Hansberger International Series”;

2. Section 1.2. Section 1.2 is hereby amended by adding the following new sub-section, including the attached Schedule 1.2(h):

(h) Omnibus Transparency Services. Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2),(3). The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(h)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.2(h), the Fund agrees to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 3.1. Either party may terminate this service at any time upon thirty (30) days’ written notice to the other party;

3. Schedule 3.1 is hereby amended by adding the following fees after “Fiduciary Fees”:

Fund Complex Omnibus Transparency Full Service Fees (if applicable)

Annual Technology Fee

Accountlets*
0-500,000	$.45/accountlet
500,001-2,000,000	$.45/accountlet (waived)
2,000,001 and greater	$.10/accountlet

*	Note: An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account for which the Fund has submitted an information request.

Hansberger International Series

Investigation Fee

Accountlets	Base Fee/month
0-50,000	$3,000	(includes 25 investigations**)
50,001-100,000	$4,000	(includes 50 investigations**)
100,001 and greater	$5,000	(includes 100 investigations**)

**	Note: There is a $12.00 fee for each investigation that exceeds the allowance limit.

4. All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by this Amendment.

5. In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HANSBERGER INTERNATIONAL SERIES		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Russell Kane	By:	/s/ Paul Leary
Name:	Russell Kane	Name:	Paul Leary
Title:	Chief Compliance Officer	Title:	Vice President

Hansberger International Series

SCHEDULE 1.2(h)

OMNIBUS TRANSPARANCY SERVICES

Dated: September 17, 2007

A.	The Funds shall provide the following information to the Transfer Agent:

1.	The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:

1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the Financial Intermediaries through TA2000 System functionalities (utilizing PowerSelect tables, Short Term Trader and Excessive Trader).

(b) Generate exception reports using parameters provided by the Funds.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

Hansberger International Series

SCHEDULE 1.2(h)

OMNIBUS TRANSPARANCY SERVICES

Dated: September 17, 2007

(continued)

(c) Update AWD Work Object with comments detailing resolution.

(d) Keep a detail record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonable requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detail audit trail of all accounts that are blocked and reason for doing so.

Hansberger International Series